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                         [LETTERHEAD OF JOHN HANCOCK]

                           JOHN HANCOCK [SIGNATURE]

                          IMMEDIATE VARIABLE ANNUITY

OWNER AT ISSUE       [JOHN DOE]            ANNUITY CONTRACT NUMBER [00000000000]

ANNUITANT            [JOHN DOE]

The John Hancock Life Insurance Company (the "Company") agrees, subject to the conditions and provisions of this contract, to pay a variable annuity at its Home Office in Boston, Massachusetts, and to provide the other benefits, rights, and privileges of this contract.

A variable annuity will be paid to the Annuitant beginning on the First Payment Date and continuing as long as the Annuitant lives and thereafter as provided under the terms of this contract. Each variable annuity payment shall be determined in accordance with the valuation provisions of this contract and the investment experience of the Account(s). Annuity payments may increase or decrease.

This contract is issued in consideration of the application and the payment of the Single Premium.

The conditions and provisions on this and the following pages are part of the contract.

All benefits, payments and values under this contract which are based on the investment experience of an Account are variable and not guaranteed as to fixed dollar amount.


Right to Surrender - The Owner may surrender this contract by delivering or mailing it to the Company's Servicing Office (or to the Company representative through which it was delivered) within 10 days after receipt by the Owner of this contract. Immediately on such delivery or mailing, this contract shall be deemed void and a refund will be made within 10 days. The amount refunded will be the sum of the Net Premium adjusted by the Net Investment Factor for each day after We received the Premium until the refund is made plus the sum of all charges made with respect to this contract.

If the Annuitant dies before the First Payment Date, this contract shall be deemed void from the beginning and the Premium will be returned within 10 days of receipt by Us of proof of death satisfactory to Us.

Signed for the Company at Boston, Massachusetts.

President                                                              Secretary

Single Premium Immediate Variable Annuity
Non-participating


                         John Hancock Servicing Office
                         -----------------------------
                           [Annuity Servicing Center
                                 P.O. Box 772
                          Boston, Massachusetts 02117
                           Telephone 1-800-824-0335]

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                              CONTRACT PROVISIONS

Numerical Guide                                                 Alphabetical Guide

Section                                                                                                              Section
1.   Contract Specifications                                   Allocation/Transfer Options                              13
2.   Definitions                                               Annual Statement                                         12
3.   Ownership                                                 Annuity Options                                           7
4.   The Contract                                              Calculation of Payments                                  15
5.   Premiums                                                  Claims of Creditors                                      10
6.   Death of Annuitant                                        The Contract                                              4
7.   Annuity Options                                           Contract Specifications                                   1
8.   Proof Required for Payment                                Death of Annuitant                                        6
9.   Misstatements                                             Definitions                                               2
10.  Claims of Creditors                                       Miscellaneous                                            16
11.  Right to Make Changes                                     Misstatements                                             9
12.  Annual Statement                                          Ownership                                                 3
13.  Allocation/Transfer Options                               Premiums                                                  5
14.  Valuation Procedures                                      Proof Required for Payment                                8
15.  Calculation of Payments                                   Right to Make Changes                                    11
16.  Miscellaneous                                             Valuation Procedures                                     14

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1. CONTRACT SPECIFICATIONS
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ANNUITANT                                   [John Doe]

ANNUITY OPTION                              [Life Income with 10 year guarantee]

AGE OF ANNUITANT AT ISSUE                   [65]

CONTINGENT ANNUITANT/1/                     [_]

AGE OF CONTINGENT ANNUITANT AT ISSUE        [_]

DATE OF ISSUE                               [January 1, 2001]

PREMIUM                                     [$100,000.00]

FIRST PAYMENT DATE                          [February 28, 2001]

ANNUITY PAYMENT INTERVAL                    [Monthly]

BENEFICIARY AT ISSUE/2/                     [Jane Doe]

CONTRACT ANNIVERSARY                        [January 1]

NUMBER OF ANNUITY UNITS AT ISSUE            [56.3]

ASSUMED INTEREST RATE                       [3.5% per year]

ASSUMED INTEREST RATE FACTOR                [0.00009426]

PURCHASE FACTOR*                            [$5.63 per $1000 of Net Premium]



*The Purchase Factor is used in determining the Number of Annuity Units at issue under this contract. The Purchase Factor is based on: the option and Annuity Payment Interval selected on the application, and the sex and attained age at the nearest birthday of the Measuring Person(s) on the First Payment Date for each $1,000 of Net Premium. The Purchase Factor is based on the Annuity 2000 Basic (unloaded) Table fully projected with Annuity Scale G and interest at the rate the same as the Assumed interest rate per year.



/1/ Applicable only if Contingent Annuitant Option is selected
/2/ Applicable only if Life Income with 5, 10 or 20 Years Guaranteed is selected

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2.  DEFINITIONS
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The following terms are commonly used throughout this annuity contract:

The term "Account", unmodified, means a separate investment Account established by Us pursuant to applicable law which includes one or more Variable Investment Options and in which You are eligible to invest under this contract. An Account may be either a Management Account or a Series Account.

The term "Annuitant" means the person shown as such on the Contract Specifications page.

The term "Annuity Option" means that form of payment selected on the application and described in section 7.

The term "Annuity Payment Interval" means how often We will make payments after the First Payment Date as indicated in Section 1.

The term "Annuity Unit" means a unit of measurement used in determining the amount of each variable annuity payment. The value of an Annuity Unit for each Variable Investment Option will depend on the Assumed interest rate and the investment experience of that Variable Investment Option. It will vary in dollar amount.

The term "Beneficiary" means the person who will receive any remaining payments following the death of the Annuitant if a Life Income with 5, 10 or 20 Years Guarantee Annuity Option has been selected. The designated Beneficiary on the Date of Issue, if any, is shown on the Section 1. If the Annuitant dies during the guaranteed period, the Beneficiary becomes the Payee.

The term "Business Day" means any date on which the New York Stock Exchange is open for trading.

The term "Contingent Annuitant" means the person designated on the Contract Specifications page who, if still living at the date of death of the Annuitant, becomes the Payee.

The term "Contract Year" means the 12-month period beginning on the Date of Issue and each 12-month period thereafter.

The term "Date of Issue" means the date identified as such in Section 1.

The term "First Payment Date" is the last Business Day of the month in which We receive the Premium and completed application for this contract unless the Premium is received on the last Business Day of the month in which We received the completed application for this contract. The First Payment Date will be the first Business Day of the immediately following month. The amount of the first payment will be determined as of the initial Pricing Date.

The term "Fund" means each division of a Series Fund that has a specific investment objective.

The term "Management Account" means an Account that directly invests its assets in accordance with its specific investment objective. A Management Account may or may not have divisions with separate investment objectives.

The term "Measuring Person(s)" means the person(s) on whose life annuity payments will be based. The Annuitant is the Measuring Person for the Life Annuity/No Refund and Life Income with 5, 10 or 20 Years Guarantee Annuity Options. The Annuitant and the Contingent Annuitant are the Measuring Persons for the Contingent Annuitant with Continuance Annuity Options.

The term "Net Investment Income" means the sum of accrued investment income, realized and unrealized capital gains and losses, less the expenses of the Variable Investment Options.

The term "Net Premium" means the Premium payable less any applicable taxes based on the amount of Premium payment.

The term "Owner" is the person who controls the contract as described in Section 3.

The term "Payee" is the person who receives the payments under this contract. During the Annuitant's lifetime, the Payee is the Annuitant.

The term "Premium" means the amount payable to purchase the contract.

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The term "Pricing Date" means the date on which We determine the amount of a variable annuity payment.

The term "Purchase Factor" is a factor as shown on the Contract Specifications page used in determining the Number of Annuity Units at issue under this contract.

The term "Series Account" means an Account with divisions that invest in Funds of one or more Series Funds. Each such division has a specific investment objective and the assets of each division are invested solely in shares of the corresponding Funds of a Series Fund.

The term "Series Fund" means a series type mutual Fund registered under the Investment Company Act of 1940 ("the Act") as an open-end diversified management investment company.

The term "Servicing Office" means Our administrative office for processing transactions under the contract. The Servicing Office on the Date of Issue is the John Hancock Servicing Office shown on the first page.

The term "Sub-account" means a Variable Investment Option.

The term "Valuation Period" means that period of time from the beginning of the day following a Business Day to the end of the next following Business Day.

The term "Variable Investment Option" means each Management Account without divisions, each division of a Management Account, and each division of a Series Account.

The terms "We", "Us", "Our" refer only to the Company.

The term "Written Notice" means, unless otherwise stated, a notice in writing satisfactory to Us which is received at Our Servicing Office.

The terms "You" and "Your" refer to the Owner.

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3. OWNERSHIP
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The Owner shall have the sole and absolute power to exercise all contract rights and privileges without the consent of any other person, except as otherwise provided by this contract. During the Annuitant's lifetime, the term "Owner" refers to the Annuitant. Upon the Annuitant's death, the term "Owner" refers to:
(a) the Beneficiary if variable annuity payments are made under a Life Income with 5, 10 or 20 Years Guarantee Annuity Options; or (b) the Contingent
Annuitant if variable annuity payments are made under a Contingent Annuitant with Continuance Annuity Option.

During the Annuitant's lifetime the Annuitant as Owner may change the Beneficiary by Written Notice. A change will take effect when We receive and file the Written Notice. The change will take effect whether or not the Annuitant is then alive. A change shall be subject to any payment made or other action taken by Us before We received and filed Your Written Notice. If there is no surviving Beneficiary at the time of the Annuitant's death, the Beneficiary will be the Annuitant's estate.

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4. THE CONTRACT
--------------------------------------------------------------------------------

The entire contract between the Owner and Us consists of this contract and the written application, a copy of which is attached at issue. All statements made in the application shall be deemed representations and not warranties. We will use no statement made by or on behalf of You to defend a claim under the contract unless it is in the written application.

Only the President, a Vice-President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the contract, or to extend credit or to make an agreement for Us.

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5. PREMIUMS
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PAYMENT OF PREMIUMS
All Premium payments shall be paid at Our Servicing Office.

PREMIUM TAXES
A deduction for a Premium tax, if any, or a similar tax, if any, will be made from the Premium when such a tax is incurred by Us.

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6.  DEATH OF ANNUITANT
--------------------------------------------------------------------------------

Variable annuity payments may continue after the Annuitant's death depending upon the Annuity Option selected. There is no other death benefit under this contract.

If variable annuity payments are made under a Life Income with 5, 10 or 20 Years Guarantee Annuity Option, the Payee for the remaining variable annuity payments is the Beneficiary if living on the date of the Annuitant's death. If there is no surviving Beneficiary on the date of the Annuitant's death, the Annuitants' estate will be the Beneficiary.

If variable annuity payments are made to a Contingent Annuitant under a Contingent Annuitant Option, the Payee for the remaining variable annuity payments is the Contingent Annuitant if living on the date of the Annuitant's death. If the Contingent Annuitant is not living on the date of the Annuitant's death, no further annuity payments will be made.

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7. ANNUITY OPTIONS
--------------------------------------------------------------------------------

The Annuity Option is as selected on the application. This selection is irrevocable.

The following are the Annuity Options:

1. Life Annuity/No Refund: Payments are made during the Annuitant's life. No further payments are due after the Annuitant's date of death.

2. Life Income with 5, 10, or 20 Years Guaranteed: Payments are made during the Annuitant's life. If the Annuitant's date of death is within the guaranteed period, payments will be made to the Beneficiary for the balance of the guaranteed period.

3.  Contingent Annuitant with continuance of 50%, 66 2/3%, 75%, or 100%:
    Payments are made during the Annuitant's life. After the Annuitant's date of death, payments will continue to the Contingent Annuitant, if still living. If the Contingent Annuitant dies before the Annuitant, You as the Annuitant will continue to receive Your payments. Neither the percentage of continuation nor the Contingent Annuitant can be changed after the contract is issued.

If We have approved a different Annuity Option, it will be as described on the specifications page.

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8. PROOF REQUIRED FOR PAYMENT
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Before making the first annuity payment, We shall have the right to require proof of the correct age of the Measuring Person(s). We shall also have the right to require proof that the Measuring Person(s) is living on the date each an annuity payment is due.

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9. MISSTATEMENTS
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If the age or sex of the Measuring Person(s) has been misstated on the application, We will adjust the amount of each annuity payment to reflect the correct age and sex. Any underpayment will be added to future payments We make under this contract. Any overpayment will be repaid to Us. If it is not repaid, We will deduct the overpayment from future payments We make under this contract. Interest will be paid on any overpayment or underpayment at a rate equal to the greater of (i) the rate required by law and (ii) the rate declared by Us.

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10. CLAIMS OF CREDITORS
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The proceeds and all other payments under this contract will be exempt from the claims of creditors to the extent permitted by law. The payments may not be assigned or withdrawn before becoming payable without Our agreement.

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11. RIGHT TO MAKE CHANGES
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We reserve the right to make certain changes if, in Our judgment, they would best serve the interest of the Owners of contracts such as this or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. We will inform Our domiciliary state of the changes and will make any additional filings that may be required in Your jurisdiction.

If any changes result in a material change in the underlying investment of the Variable Investment Options available under this contract, We will notify You of such change. You may then make a new election under the Investment Allocation / Change Options provision.

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12. ANNUAL STATEMENT
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We will furnish You with reports annually, or more frequently, as required by applicable law.

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13. INVESTMENT ALLOCATION / CHANGE OPTION
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INITIAL INVESTMENT ALLOCATION

On the Date of Issue, We allocate the Net Premium to the Variable Investment Options according to the investment allocation elected by You on the application for this contract. We establish a reserve in each Variable Investment Option. In addition, We calculate the number of Annuity Units in each Variable Investment Option that will be used to determine future variable annuity payments.

Each variable annuity payment will be based on the same number of Annuity Units of a Variable Investment Option unless You change Your investment allocation or unless we adjust the number and value of annuity units as described in the last paragraph of Section 14. We may determine a number of Annuity Units for one Variable Investment Option that differs from the number of Annuity Units We determine for a different Variable Investment Option.

We will determine the initial number of Annuity Units for each Variable Investment Option by multiplying (a) the Net Premium allocated to that option by
(b) the Purchase Factor on the Date of Issue then dividing that result by the product of (c) the Annuity Unit Value for that Variable Investment Option on that Business Day and (d) 1000.

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CHANGE OF INVESTMENT ALLOCATION

After the Initial Investment Allocation, You may elect to change one or more Variable Investment Options for future variable annuity payments. You may make an election to change Your Variable Investment Options up to 4 times in a Contract Year. We reserve the right to prohibit more than 4 elections during a Contract Year or impose a charge, not to exceed $25, for each election in excess of 4. We will deduct this charge from next annuity payment.

The maximum number of Variable Investment Options that You may elect will be subject to Our rules in effect at the time of election.

Elections to change investment allocations among the Variable Investment Options will be effective on the date of receipt at Our Servicing Office of notice satisfactory to Us.

If You elect to change Variable Investment Options, We will re-determine the number of Annuity Units for each Variable Investment Option to be used to calculate future annuity payments. We will do this by multiplying (a) the number of Annuity Units in the Variable Investment Option from which you are transferring by (b) the Annuity Unit Value for that Variable Investment Option, then dividing this result by (c) the Annuity Unit Value in the Variable Investment Option to which You are transferring.

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14.  VALUATION PROCEDURES
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NET INVESTMENT FACTOR

The Net Investment Factor for each Variable Investment Option for any Valuation Period is equal to one plus the applicable net investment rate for such period. We determine the applicable net investment rate for each Variable Investment Option by: (1) taking the sum of the accrued investment income and any capital gains and losses, realized or unrealized, of that Variable Investment Option for the Valuation Period; (2) taking the sum of (i) an amount for any applicable income taxes and investment management services and (ii) an amount for mortality and expense risks and administrative expenses computed by multiplying an amount, not to exceed .00003425 multiplied by the number of calendar days in the Valuation Period, by the value of the Variable Investment Option at the beginning of the Valuation Period; and (3) dividing the net result of (1) less
(2) by the value of the Variable Investment Option at the beginning of the Valuation Period.

ADJUSTED NET INVESTMENT FACTOR

We calculate the Adjusted Net Investment Factor for a Variable Investment Option for a Valuation Period by reducing the "Net Investment Factor" for that period by the product of (a) the Assumed interest rate Factor shown in Section 1 times
(b) the number of calendar days in the Valuation Period.

ANNUITY UNIT VALUE


We calculate an Annuity Unit Value each Business Day for each Variable Investment Option. To do this, We multiply the Annuity Unit Value for that Variable Investment Option on the previous Business Day by the applicable "Adjusted Net Investment Factor".

We set the Annuity Unit Value on the first Business Day that an Annuity Unit is made available for a Variable Investment Option. On any date other than a Business Day, the Annuity Unit value will be the same as that on the next following Business Day.

VALUATION OF ASSETS

The values of the assets in the Variable Investment Options shall be determined at a fair value in accordance with applicable law.

ADJUSTMENT OF UNITS AND VALUES

We reserve the right to change the number and value of the Annuity Units without Your consent or the consent of any other person, provided strict equity is preserved and the change does not otherwise affect the benefits, provisions or investment return of this contract.

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15. CALCULATION OF PAYMENTS
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You may have Your variable annuity payments made on a monthly, quarterly, semi-
annual, or annual Annuity Payment Interval. The Annuity Payment Interval will be as selected on the application and as shown in Section 1 of the Contract.

The variable annuity payment calculated on any Pricing Date is equal to the sum of the portions for each Variable Investment Option. The portion of the variable annuity payment for each Variable Investment Option is the product of the number of Annuity Units credited to the Variable Investment Option on the Pricing Date and the Annuity Unit Value for the Variable Investment Option on the Pricing Date. We guarantee that the Annuity Unit values used in determining annuity payments will not be affected by variations in Our actual mortality experience or Our actual expenses from those assumed.

INITIAL VARIABLE ANNUITY PAYMENTS

The Pricing Date for the initial variable annuity payment will be the second to last Business Day of the calendar month of the Date of Issue, except where the Date of Issue is the last Business Day of the month. If the Date of Issue is the last Business Day of the month, the Pricing Date for the initial variable annuity payment will be the Date of Issue.

SUBSEQUENT VARIABLE ANNUITY PAYMENTS

The Pricing Date for subsequent variable annuity payments will be on the second to last Business Day of each month preceding a payment. We will generally make payment of a variable annuity payment within 7 days of the Pricing Date for that payment. We reserve the right to defer the determination, processing or payment of any variable annuity payment to the extent permitted under applicable law, during any period when the New York Stock Exchange is closed for trading or when We or the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make such determination, processing or payment impractical.

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16. MISCELLANEOUS
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Under applicable law, all income, gains and losses, realized or unrealized, of an Account shall be credited to or charged against the amounts placed in the Account without regard to Our other income, gains and losses. The assets of the Account are owned solely by Us. We are not a trustee with respect to any part or the whole of those assets. The portion of the assets in the Account equal to the reserves and other liabilities under this contract with respect to the Account shall not be chargeable with liabilities arising out of any other business We may conduct.

In place of operating an Account as a Series Account, We reserve the right to make investments directly, operating the Account as a Management Account, or in any other form permitted by law, the investment adviser of which would be Us or an affiliate. Account assets would be invested as provided with respect to the investment objectives of the Account.

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Communications about this contract should be sent to the Company at its
Servicing Office.



Single Premium Immediate Variable Annuity
Non-participating

All benefits, payments and values under this contract which are based on the investment experience of an Account are variable and not guaranteed as to fixed dollar amount.